Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2011 relating to Forest City Enterprises, Inc.’s financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, and our report dated September 17, 2010 relating to the financial statements of Nets Sports and Entertainment, LLC and subsidiaries, which appear in Forest City Enterprises, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2011.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
March 30, 2011